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                                                                    Exhibit 5.1


                                  July 2, 1996



Metal Management, Inc.
1250 Ninth Street
Berkeley, CA  94710

         RE:      REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-3 to be filed by you with the Securities and Exchange Commission on or about July 2, 1996 (the "Registration Statement") and the form of Prospectus included therein (the "Prospectus"), in connection with the registration under the Securities Act of 1933, as amended, of 300,000 shares of your Common Stock (the "Shares") to be sold by Copperstate Metals, Inc. (the "Selling Stockholder"). As your legal counsel, we have examined the proceedings taken and proposed to be taken in connection with the sale of the Shares by the Selling Stockholder in the manner set forth in the Registration Statement in the section entitled "Plan of Distribution."

         It is our opinion that the Shares are, and following sale by the Selling Stockholder pursuant to the Registration Statement will remain, legally and validly issued, fully paid and nonassessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any Prospectus constituting a part hereof, and any amendments thereto.

                                           Very truly yours,

                                           WILSON SONSINI GOODRICH & ROSATI
                                           Professional Corporation


                                           /s/ WILSON SONSINI GOODRICH & ROSATI